Exhibit 99.1

INSTRUCTIONS FOR USE OF

NEPHROS, INC. SUBSCRIPTION RIGHTS CERTIFICATES

CONTACT THE COMPANY, YOUR BANK,

OR YOUR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Nephros, Inc., a Delaware corporation (the “Company”), to the holders of record of its common stock, par value $0.001 per share (the “Common Stock”), and the holders of its outstanding warrants (such holders of record of the Company’s Common Stock and warrants, collectively, the “Record Holders”) as described in the Company’s Prospectus, dated [______ ___], 2014 (the “Prospectus”). Record Holders at the close of business on [______ ___], 2014 (the “Record Date”) will receive at no charge non-transferable subscription rights (the “Subscription Rights”) to purchase up to an aggregate of 5,000,000 shares of Common Stock (the “Shares”) at a subscription price of $0.60 per Share (the “Subscription Price”), for up to an aggregate purchase price of $3,000,000. Each Record Holder will receive one Subscription Right for each Share of Common Stock and each Share of Common Stock underlying a warrant (the “Warrants”) owned on the Record Date, evidenced by a subscription rights certificate (the “Subscription Rights Certificate”) registered in the Record Holder’s name or in the name of the Record Holder’s nominee. Each Subscription Right will entitle its Record Holder to purchase [_________] of a Share at the Subscription Price (the “Basic Subscription Privilege”).

The Subscription Rights will expire, if not exercised, at 5:00 p.m., Eastern Time, on [______ ___], 2014, unless extended in the sole discretion of the Company, but in no event more than 60 days from the date of the Prospectus (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Subscription Rights will be null and void. The Company will not be obligated to honor any purported exercise of the Subscription Rights received by Continental Stock Transfer & Trust Company (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

There is no minimum number of Shares of Common Stock you must purchase, but you may not purchase fractional Shares. To determine the number of Shares of Common Stock you may purchase under your Basic Subscription Privilege, multiply the number of Shares of Common Stock that you own by [_________] and round up to the nearest whole number and add that to the product of the number of Shares of Common Stock underlying a Warrant that you own multiplied by [_________], rounded up to the nearest whole number. For example, if you own 100 Shares of Common Stock and 20 Shares of Common Stock underlying a Warrant, you will be entitled to subscribe for up to [_____] Shares of Common Stock ([100 Shares of Common Stock] x [_________] = [_________], rounded up to [___], the nearest whole number) + [(20 Shares of Common Stock underlying a Warrant] × [______] = [______], rounded up to [___], the nearest whole number) under your Basic Subscription Privilege.

If you exercise your Basic Subscription Privilege in full, you may also subscribe for additional Shares not subscribed for by other Record Holders in the Rights Offering at the same Subscription Price, subject to certain limitations (the “Over-Subscription Privilege”). If an insufficient number of Shares is available to fully satisfy all Over-Subscription Privilege requests, the available Shares will be allocated proportionately among Record Holders who exercise their Over-Subscription Privileges based on the number of Shares each such Record Holder subscribed for under the Basic Subscription Privilege. See “The Rights Offering–The Subscription Rights–Over-Subscription Privilege” in the Prospectus.

Subject to the satisfaction of certain conditions, including compliance with all obligations under a $1.75 million note, related security agreement and the other transaction documents between Lambda Investors, LLC and the Company, Lambda Investors has advised the Company that it will exercise its basic subscription privilege in full and will purchase any Shares of Common Stock that are not subscribed for by other Record Holders in the Rights Offering, if any. Therefore, subject to these conditions, unless the Company terminates the Rights Offering, the Company anticipates that the 5,000,000 Shares that it is offering in the Rights Offering will be purchased regardless of whether any Shares are subscribed for by Record Holders other than Lambda Investors pursuant to the exercise of the Basic Subscription Privilege and Over-Subscription Privilege.

The number of Subscription Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Subscription Rights Certificate and returning it to the Subscription Agent in the envelope provided pursuant to the procedures described in these Instructions.

 Exhibit 99.1

YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CHECK OR BANK DRAFT DRAWN ON A U.S. BANK, U.S. POSTAL MONEY ORDER OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A RECORD HOLDER HAS EXERCISED THEIR BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. SUBSCRIPTION RIGHTS NOT EXERCISED ON OR PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.	Method of Subscription—Exercise of Rights.

To exercise Subscription Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Subscription Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. Payment of the Subscription Price for the Basic Subscription Privilege and the Over-Subscription Privilege will be held in a segregated account to be maintained by the Subscription Agent until the Shares are issued upon the expiration of the Rights Offering and after all pro rata allocations and adjustments have been completed. All payments must be made in U.S. dollars for the full number of Shares being subscribed for by check or bank draft drawn on a U.S. bank, or U.S. Postal money order, payable to “Continental Stock Transfer & Trust Company (acting as subscription agent for Nephros, Inc.)” or by wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company as agent for Nephros, Inc., for purposes of accepting subscriptions in the Rights Offering, at JPMorgan Chase, ABA # 021-000021, Acct. # 475508351 FBO Nephros, Inc. Subscription, with reference to the Subscription Rights holder’s name. Please reference your Subscription Rights Certificate Number on your check.

The Subscription Rights Certificate and payment of the Subscription Price (unless submitted by wire transfer) must be delivered to the Subscription Agent by hand, mail or overnight courier to the following address:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

(917) 262-2378

The risk of delivery of all documents and payments is on you, not us or the Subscription Agent. Delivery to any address or by a method other than those set forth above will not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Subscription Rights or require additional copies of relevant documents, please contact John C. Houghton, the Company’s President, Chief Executive Officer and Acting Chief Financial Officer, at (201) 343-5202 ext. 101.

When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

Banks, brokers, and other nominee holders of Subscription Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised and the number of Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Shares are subscribed for pursuant to the Over-Subscription Privileges than are available, the available Shares will be allocated proportionately among beneficial owners who exercise their Over-Subscription Privileges based on the number of Shares each such owner subscribed for under the Basic Subscription Privilege.

Exhibit 99.1

If the aggregate Subscription Price paid by you is insufficient to purchase the number of Shares subscribed for, or if no number of Shares is specified, then you will be deemed to have exercised your Subscription Rights to the full extent of the payment tendered.

If the aggregate Subscription Price paid by you exceeds the amount necessary for the full exercise of your Subscription Rights, including any Over-Subscription Privilege exercised or permitted, the excess will be returned to you promptly in cash. You will not receive interest or a deduction on any payments refunded to you.

2.	Issuance of Common Stock.

Following the receipt of a properly completed and executed Subscription Rights Certificate, together with the payment of the Subscription Price for the Shares subscribed for, and promptly after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your Shares in book-entry form, such deliveries and payments will be in the form of a credit to your account:

a.	Basic Subscription Privilege: The Subscription Agent will deliver to each exercising Subscription Rights holder each Share subscribed for pursuant to the Basic Subscription Privilege. See “The Rights Offering—The Subscription Rights—Basic Subscription Privilege” in the Prospectus.

b.	Over-Subscription Privilege: The Subscription Agent will deliver to each Subscription Rights holder who validly exercises the Over-Subscription Privilege each Share, if any, allocated to such Subscription Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege” in the Prospectus.

c.	Excess Cash Payments: The Subscription Agent will mail to each Subscription Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Shares that are subscribed for by such Subscription Rights holder but not allocated to such Subscription Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Payment Adjustments” in the Prospectus.

3.	Sale, Transfer or Assignment of Subscription Rights.

Subscription Rights may not be sold, transferred or assigned; provided, however, that Subscription Rights are transferable by operation of law (for example, the transfer of Rights to the estate of a recipient upon the recipient’s death).

4.	Commissions, Fees and Expenses.

The Company will pay all fees and expenses of the Subscription Agent related to its acting in such role in connection with the Rights Offering. You are responsible for paying any other commissions, fees, taxes or expenses incurred in connection with the exercise of Subscription Rights or subscribing for Shares. Neither the Subscription Agent nor the Company will pay such expenses.

5.	Execution.

a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.

Exhibit 99.1

6.	Method of Delivery to Subscription Agent.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent for each Share subscribed for will be at the risk of the holders of Subscription Rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment at or before 5:00 p.m., Eastern Time, on the Expiration Date. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of certified check made payable to “Continental Stock Transfer & Trust Company (acting as subscription agent for Nephros, Inc.)” to avoid missing the opportunity to exercise your Subscription Rights should you decide to exercise them.

7.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.

In the case of Subscription Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of Subscription Rights pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Subscription Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Subscription Rights exercised and the number of Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege.